Exhibit 99.1

Dyadic Announces First Quarter 2024 Financial Results and Highlights Recent Company Progress

Human Health Sector

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Final Clinical Study Report has been issued for the First-In-Human Phase 1 clinical trial demonstrating safety and antibody response for DYAI-100, a recombinant protein receptor binding domain booster vaccine candidate for protection against COVID-19 infection

●	Entered into several fully funded vaccine and antibody projects covering more than twelve targets, five of which are funded by two of the top ten pharmaceutical companies
●	Successfully expressed a H1N1 influenza antigen in our collaboration with the Vaccine and Immunotherapy Center (“VIC”) at Massachusetts General Hospital
●	Announced strategic partnership to develop affordable rabies prophylactics and vaccines using C1-cell protein production platform
●	Published a manuscript of preclinical studies on C1 produced monoclonal antibody in non-human primates and hamsters in prestigious peer-reviewed journal Nature Communications
●	Advanced collaboration with Israel Institute for Biological Research (IIBR) targeting bio-threats and emerging disease solutions
●	C1 produced adjuvanted recombinant ferritin nanoparticle H5N1 “Bird Flu” human vaccine candidate demonstrated a strong immune response in animal studies

Animal Health Sector

●

C1 produced adjuvanted recombinant ferritin nanoparticle H5N1 “Bird Flu” human vaccine candidate demonstrated a strong immune response in animal studies for potential use in poultry, cattle and other animals

●	Expanded collaboration with Phibro/Abic to develop vaccines and treatments for companion and livestock animal diseases

Alternative Proteins Sector

●	Executed a term sheet to utilize our microbial protein production platforms to develop production strains for the production of recombinant serum albumin
●	Advanced development of 6 product candidates for non-pharmaceutical applications utilizing the DapibusTM platform technology

Corporate

●	Closed a $6.0 million convertible note in a private placement, with a conversion price of $1.79 and no warrants
●	Appointed Mr. Patrick Lucy as Board Chairman and Mr. Joe Hazelton as Chief Operating Officer
●	Cash and investment grade securities of $12.1 million as of March 31, 2024
●	Financial results and business update conference call scheduled for 5:00 pm ET today

JUPITER, FL / May 14, 2024 (GLOBE NEWSWIRE) Dyadic International, Inc. (“Dyadic”, “we”, “us”, “our”, or the “Company”) (NASDAQ: DYAI), a biotechnology company focused on the efficient large-scale manufacture of proteins for use in human and animal vaccines and therapeutics, as well as non-pharmaceutical applications including food, nutrition, and wellness, today announced its financial results for the first quarter of 2024 and highlighted recent Company progress.

“We continue to execute our business strategy to focus on near-term pharmaceutical and non-pharmaceutical applications for our proprietary and patented C1 and Dapibus™ protein production platforms and pipeline products” said Mr. Mark Emalfarb, President and CEO of Dyadic. “One of our key highlights was the successful completion of a Phase 1 clinical trial that met its primary endpoint of safety and reactogenicity affirming the safety of proteins produced by Dyadic's C1 platform in humans. We believe this milestone not only establishes the safety of our platform but also provides a solid foundation for C1 technology’s future applications in human and animal vaccines and therapeutics. With the H5N1 ('Bird Flu') virus outbreaks in poultry and U.S. dairy cows, along with one recent human case, we are seeing an increasing interest in our H5N1 'Bird Flu' ferritin nanoparticle human vaccine candidate, developed with ViroVax. Additional animal studies indicate that the vaccine candidate has the potential to generate high neutralizing antibodies for use in cattle. Our Q1 2024 achievements demonstrate our ongoing commitment to enhancing our microbial platforms for diverse applications, and our dedication to improving health for humans and animals, while tackling the challenges of sustainable food production.”

Mr. Emalfarb continued, “As we progress into the second quarter, our Company continues to focus on enhancing the Dapibus™ platform, designed specifically for non-pharmaceutical uses in industries such as food, nutrition, health, and other bioproducts. To accomplish this goal, we have honed our business development strategy, focusing on key areas where our technologies can deliver the greatest impact with shorter commercialization timelines. Our strategy includes simultaneously targeting multiple offtakes for a single product in several corresponding business segments and seeking out new opportunities that are in line with our strategy.”

Joe Hazelton, Dyadic’s Chief Operating Officer, elaborated, “In addition to operational advancements, we also strengthened our financial position with the issuance of $6.0 million in convertible notes, which will be used to accelerate and exploit our strategic objective of near-term revenue generating products and commercialization opportunities for pharmaceutical and non-pharmaceutical applications. We believe that product opportunities such as recombinant human albumin and alpha-lactalbumin provide Dyadic with multiple monetization opportunities as a licensed product or cell line in pharmaceutical, diagnostic, and food applications. We are confident that our strong position, both financially and scientifically, will enable us to implement our business plans with improved capabilities and resources. We are enthusiastic about our future prospects and remain committed to providing value to our customers and stakeholders.”

Exhibit 99.1

Recent Company Progress

Corporate Events

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On March 8, 2024, the Company issued an aggregate principal amount of $6.0 million of its 8.0% Senior Secured Convertible Promissory Notes due March 8, 2027 (the “Convertible Notes”) in a private placement in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended. The purchasers of the Convertible Notes include immediate family members and family trusts related to Mark Emalfarb, our President and Chief Executive Officer and a member of our Board of Directors, including The Francisco Trust, an existing holder of more than 5% of the Company’s outstanding common stock.

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On March 28, 2024, the Company announced changes in the leadership roles of the Board and senior management team by appointing Mr. Patrick Lucy to Chairman of Board of Directors and promoting Mr. Joe Hazelton to Chief Operating Officer.

Human Health Sector

DYAI-100 Phase 1 Clinical Trial

DYAI-100, a C1-SARS-CoV-2 recombinant protein RBD vaccine candidate, is the first C1-expressed protein tested in humans. The Phase 1 randomized, double-blind, placebo-controlled trial was designed as a first-in-human trial to assess the clinical safety and antibody response of DYAI-100, produced using the C1 platform and administered as a booster vaccine at two single dose levels in healthy volunteers. Following the regulatory clearance from the South African Health Products Regulatory Authority (SAHPRA), the trial was initiated in 1Q 2023, with the last patient visit occurring in 3Q 2023. On November 29, 2023, the Company announced the top-line safety results, indicating that the study has met its primary endpoint that both the low and high dose levels of the vaccine are safe and well tolerated among participants. Additionally, the vaccine has been shown to induce immune responses at both dose levels, suggesting its potential efficacy in generating protective immunity against the target virus. The study has been finalized, and the final Clinical Study Report has been issued, demonstrating that the DYAI-100 vaccine met its primary endpoint of safety and reactogenicity.

●

In April 2024, Dyadic and its development partner ViroVax reported pre-clinical animal testing on a ferritin nanoparticle H5N1 bird flu recombinant protein human vaccine candidate that demonstrated a strong immune response in rabbits. The potential vaccine combines Dyadic’s C1 single step ferritin nanoparticle H5N1 antigen production with a novel adjuvant from ViroVax. Additional animal studies are being carried out that preliminarily show that this H5N1 bird flu vaccine has the potential to be used in humans.

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Successfully expressed H1N1 influenza antigen in the fully funded research collaboration with the Vaccine and Immunotherapy Center (“VIC”) at Massachusetts General Hospital to express vaccine antigens for influenza A and other infectious diseases, as part of a US $5.88 million award from the Department of Defense (“DoD”).

●	On March 25, 2024, the Company entered a funded research collaboration with a top ten pharmaceutical company to develop a vaccine antigen and a monoclonal antibody produced from the C1 technology.
●

In March 2024, a manuscript of preclinical studies on C1-produced monoclonal antibody in non-human primates and hamsters was published in the prestigious peer-reviewed journal Nature Communications. A non-human primate challenge study completed dosing of a C1-produced COVID-19 monoclonal antibody (mAb) that had previously demonstrated broad neutralization and protection against Omicron (BA.1 and BA.2) and the other earlier variants of concern in hamsters. Preliminary results obtained from the challenge study with the SARS-CoV-2 Delta virus on non-human primates demonstrated potential high protection. This was the first time a C1-produced monoclonal antibody was used in a non-human primate study validating the safety and efficacy of a C1 produced antibody for infectious diseases.

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On February 28, 2024, the Company’s Dutch subsidiary, Dyadic Nederland BV, entered into a strategic partnership agreement and collaboration with Rabian BV (“Rabian”), a Dutch innovative SME founded by experienced entrepreneurs and vaccine scientists. Awarded by Eurostars for the AVATAR project, a part of the European Partnership on Innovative SMEs (small and medium-sized enterprises), and co-funded by the European Union through Horizon Europe. Rabian will use the total funding of approximately Є1.7 million leveraging its expertise in virology to develop a rabies vaccine using Dyadic’s C1 protein production platform to tackle the challenges posed by rabies, particularly in lower- and middle-income countries. Dyadic is expected to receive an equity stake in Rabian, fully funded research and development costs, and specified product milestones and royalties upon commercialization.

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On February 21, 2024, the Company announced it has advanced its collaboration with the IIBR and its commercial arm Life Science Research Israel (LSRI), to target emerging disease solutions. This partnership aims to leverage Dyadic’s expertise in microbial platforms for flexible scale protein bioproduction and the IIBR’s antibodies and antigens discovery capabilities to develop and manufacture innovative solutions for addressing emerging diseases and potential bio-threats. Through this collaboration, both parties are working towards the development of effective treatments and vaccines to combat global health challenges with the intention of future commercialization (to date, the framework is non-binding and subject to the execution of a binding agreement to be negotiated by the parties) through collaborative out-licensing initiatives.

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On February 13, 2024, the Company announced a strategic partnership with Cygnus Technologies®, part of Maravai LifeSciences®, who have developed the C1 Host Cell Protein ELISA Kit for the quality release of products produced using Dyadic’s protein expression platforms. The C1 Host Cell Protein ELISA Kit is now available for purchase on Cygnus Technologies.

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On February 6, 2024, the Company announced it signed a fully funded evaluation agreement including a commercial option with an undisclosed leading global biopharmaceutical company to design and produce recombinant proteins using Dyadic’s C1 microbial protein production platform.

Animal Health Sector

●	On March 15, 2024, the Company expanded its collaboration with Phibro Animal Health/Abic Biological Laboratories Ltd to develop vaccines and treatments for companion and livestock animal diseases.
●

C1 produced adjuvanted recombinant ferritin nanoparticle H5N1 “Bird Flu” human vaccine candidate demonstrated a strong immune response in animal studies for potential use in poultry, cattle and other animals.

●	The H5N1 C1 produced bird flu ferritin nanoparticle vaccine elicits high neutralizing antibodies against all three virus isolates (including Texas) of the H5 virus in livestock.

Exhibit 99.1

Alternative Proteins Sector

Dyadic is advancing a pipeline of differentiated product candidates that leverage its microbial protein production platforms, including Dapibus™ which have demonstrated the ability and efficiency to enable the rapid development and large-scale manufacture of proteins at low cost in a wide range of non-pharmaceutical applications and commercial use.

  Cell Culture Media Products

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In March 2024, the Company executed a term sheet with a large global albumin manufacturer and distributor to develop and license Dyadic’s recombinant serum albumin. The Company’s animal-free recombinant serum albumin projects were initiated in late 2022 using Dyadic pharmaceutical cell lines for use in potential therapeutic, product development, research, and/or diagnostic human and animal pharmaceutical applications. The Company has completed the initial analysis of its recombinant albumin products and has Certificates of Analysis for recombinant human and bovine albumin that demonstrate comparability to reference standards used in the testing.

●	In March 2024, the Company entered into a co-promotion agreement with Biftek Co. for the promotion of growth media supplement for cell culture.
●	The Company is undergoing a project to produce recombinant transferrin for use in cell culture media for the alternative protein industry.
●	The Company is currently sampling recombinant bovine albumin for application testing as growth media for the cultured meat industry.

  Non-animal Dairy Products

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As previously announced, in September 2023, the Company entered into a development and exclusive license agreement to commercialize certain non-animal dairy enzymes used in the production of food products using Dapibus™ and received an upfront payment of $0.6 million in October 2023. The Company believes it has achieved the specified target yield level required for a milestone payment upon verification by its partner, and the development of a second enzyme is progressing as planned.

●

The Company has developed a highly productive strain and is actively sampling recombinant alpha-lactalbumin, a whey protein, and is currently negotiating several development and commercialization agreements.

●	The Company is undergoing a beta-lactoglobulin animal-free recombinant whey protein project, expected to begin sampling in the late third quarter.
●	The Company is undergoing a recombinant lactoferrin project, expected to begin sampling the product in the late second or early third quarter.

  Bio Industrial Products

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The Company has developed three enzymes, with plans for two additional enzymes, that have the potential for use in multiple industries, such as dairy, nutrition, biogas, biofuels and biorefining.  Several initial targets are under evaluation with interested parties.

Financial Highlights

Cash Position: As of March 31, 2024, cash, cash equivalents, and the carrying value of investment-grade securities, including accrued interest, were approximately $12.1 million compared to $7.3 million as of December 31, 2023.

Revenue: Research and development revenue and license revenue for the three months ended March 31, 2024, decreased to approximately $335,000 compared to $934,000 for the same period a year ago. The decrease in research and development revenue was due to the winding down of several large research collaborations conducted in 2023. For the three months ended March 31, 2024, the Company’s revenue was generated from ten collaborations compared to seven collaborations in the same period a year ago.

Cost of Revenue: Cost of research and development revenue for the three months ended March 31, 2024, decreased to approximately $144,000 compared to $727,000 for the same period a year ago. The decrease in cost of research and development revenue was due to the same reasons as for revenue described above.

R&D Expenses: Research and development expenses for the three months ended March 31, 2024, decreased by 35.5% to approximately $523,000 compared to $811,000 for the same period a year ago. The decrease reflected the winding down of activities related to the Company’s Phase 1 clinical trial of DYAI-100 COVID-19 vaccine candidate and a decrease in the amount of ongoing internal research projects.

G&A Expenses: General and administrative expenses for the three months ended March 31, 2024, increased by 20.9% to approximately $1,789,000 compared to $1,480,000 for the same period a year ago. The increase reflected increases in business development and investor relations expenses of approximately $138,000, audit fees of $99,000, management incentives of $59,000, and other increases of $59,000, offset by decreases in insurance expenses of $29,000 and legal expenses of $17,000.

Loss from Operations: Loss from operations for the three months ended March 31, 2024, slightly increased to $2,126,000, compared to $2,050,000 for the same period a year ago.

Net Loss: Net loss for the three months ended March 31, 2024, was $2,010,000 or $(0.07) per share compared to $956,000 or $(0.03) per share for the same period a year ago. The increase in net loss was derived from the sale of the Company’s equity interest in Alphazyme LLC for $989,000 in 2023.

Exhibit 99.1

Conference Call Information

Date: Tuesday, May 14, 2024

Time: 5:00 p.m. Eastern Time

Dial-in numbers: Toll Free: 877-407-0784; International +1-201-689-8560

Conference ID: 13743568

Webcast Link: https://viavid.webcasts.com/starthere.jsp?ei=1650831&tp_key=0f89478e24

An archive of the webcast will be available within 24 hours after completion of the live event and will be accessible on the Investor Relations section of the Company’s website at www.dyadic.com. To access the replay of the webcast, please follow the webcast link above.

About Dyadic International, Inc.

Dyadic International, Inc. is a biotechnology company focused on the efficient large-scale manufacture of proteins for use in human and animal vaccines and therapeutics, as well as non-pharmaceutical applications including food, nutrition, and wellness.

Dyadic’s gene expression and protein production platforms are based on the highly productive and scalable fungus Thermothelomyces heterothallica (formerly Myceliophthora thermophila). Our lead technology, C1-cell protein production platform, is based on an industrially proven microorganism (named C1), which is currently used to speed development, lower production costs, and improve performance of biologic vaccines and drugs at flexible commercial scales for the human and animal health markets. Dyadic has also developed the Dapibus™ filamentous fungal based microbial protein production platform to enable the rapid development and large-scale manufacture of low-cost proteins, metabolites, and other biologic products for use in non-pharmaceutical applications, such as food, nutrition, and wellness.

With a passion to enable our partners and collaborators to develop effective preventative and therapeutic treatments in both developed and emerging countries, Dyadic is building an active pipeline by advancing its proprietary microbial platform technologies, including our lead asset DYAI-100 COVID-19 vaccine candidate, as well as other biologic vaccines, antibodies, and other biological products.

To learn more about Dyadic and our commitment to helping bring vaccines and other biologic products to market faster, in greater volumes and at lower cost, please visit http://www.dyadic.com.

Safe Harbor Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including those regarding Dyadic International’s expectations, intentions, strategies, and beliefs pertaining to future events or future financial performance, such as the success of our clinical trial and interest in our protein production platforms, our research projects and third-party collaborations, as well as the availability of necessary funding. Forward-looking statements generally can be identified by use of the words “expect,” “should,” “intend,” “anticipate,” “will,” “project,” “may,” “might,” “potential,” or “continue” and other similar terms or variations of them or similar terminology. Forward-looking statements involve many risks, uncertainties or other factors beyond Dyadic’s control. These factors include, but are not limited to, the following: (i) our history of net losses; (ii) market and regulatory acceptance of our microbial protein production platforms and other technologies; (iii) competition, including from alternative technologies; (iv) the results of nonclinical studies and clinical trials; (v) our capital needs; (vi) changes in global economic and financial conditions; (vii) our reliance on information technology; (viii) our dependence on third parties; (ix) government regulations and environmental, social and governance issues; and (x) intellectual property risks. For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in Dyadic’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, as such factors may be updated from time to time in Dyadic’s periodic filings with the SEC, which are accessible on the SEC’s website and at www.dyadic.com. All forward-looking statements speak only as of the date made, and except as required by applicable law, Dyadic assumes no obligation to publicly update any such forward-looking statements for any reason after the date of this press release to conform these statements to actual results or to changes in our expectations.

Contact:

Dyadic International, Inc.
Ping W. Rawson

Chief Financial Officer

Phone: (561) 743-8333

Email: ir@dyadic.com

Exhibit 99.1

DYADIC INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2024	2023
Revenues:
Research and development revenue	$334,617	$933,934
License revenue	—	44,118
Total revenue	334,617	978,052

Costs and expenses:
Costs of research and development revenue	143,955	726,918
Research and development	522,723	810,566
General and administrative	1,788,594	1,480,040
Foreign currency exchange loss	4,903	11,022
Total costs and expenses	2,460,175	3,028,546

Loss from operations	(2,125,558)	(2,050,494)

Other income (expense):
Interest income	87,443	104,731
Gain on sale of Alphazyme	60,977	989,319
Interest expense	(21,639)	—
Interest expense -related party	(10,819)	—
Total other income (expense), net	115,962	1,094,050

Net loss	$(2,009,596)	$(956,444)

Basic and diluted net loss per common share	$(0.07)	$(0.03)

Basic and diluted weighted-average common shares outstanding	28,828,282	28,761,469

See Notes to Consolidated Financial Statements in Item 1 of Dyadic’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 14, 2024.

Exhibit 99.1

DYADIC INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2024	December 31, 2023
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$10,569,814	$6,515,028
Short-term investment securities	1,468,002	748,290
Interest receivable	15,227	10,083
Accounts receivable	246,138	466,159
Prepaid expenses and other current assets	242,131	327,775
Total current assets	12,541,312	8,067,335

Non-current assets:
Operating lease right-of-use asset, net	129,519	141,439
Other assets	10,435	10,462
Total assets	$12,681,266	$8,219,236

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$661,243	$656,445
Accrued expenses	987,973	1,057,164
Deferred research and development obligations	534,018	490,113
Operating lease liability, current portion	49,551	48,059
Accrued interest	19,556	—
Accrued interest -related party	9,778	—
Total current liabilities	2,262,119	2,251,781

Non-current liabilities:
Convertible notes, net of issuance costs	3,884,967	—
Convertible notes, net of issuance costs -related party	1,942,484	—
Operating lease liability, net of current portion	75,894	88,870
Total liabilities	8,165,464	2,340,651

Commitments and contingencies (Note 5)

Stockholders’ equity:
Preferred stock, $.0001 par value:
Authorized shares - 5,000,000; none issued and outstanding	—	—
Common stock, $.001 par value:
Authorized shares - 100,000,000; issued shares - 41,440,316 and 41,064,563, outstanding shares - 29,186,814 and 28,811,061 as of March 31, 2024, and December 31, 2023, respectively	41,441	41,065
Additional paid-in capital	105,691,193	105,044,756
Treasury stock, shares held at cost - 12,253,502	(18,929,915)	(18,929,915)
Accumulated deficit	(82,286,917)	(80,277,321)
Total stockholders’ equity	4,515,802	5,878,585
Total liabilities and stockholders’ equity	$12,681,266	$8,219,236

See Notes to Consolidated Financial Statements in Item 1 of Dyadic’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 14, 2024.